A Better Tomorrow Treatment Center Inc., Forterus Inc.'s Behavioral Healthcare Subsidiary, is the First in the Nation to Offer DNA-Customized Treatment for Individuals with a Genetic Predisposition for Addictive Behavior

Forterus Inc. (OTC Bulletin Board: FTER) today announced that A Better Tomorrow Treatment Center Inc., its behavioral healthcare subsidiary, is the first in the nation to offer GenRecovery, a DNA-customized program for individuals with a genetic predisposition for addictive behavior.

"As one of the leading addiction treatment centers in California, A Better Tomorrow is constantly striving to improve its success rate with addiction treatment. And one way to do this is to integrate GenRecovery into its recovery programs," said Paul Howarth, CEO of Forterus, Inc.

"GenRecovery could be quite effective in treating individuals whose addictions cannot be treated solely with behavioral-based treatment methods, such as one-one-one counseling, group therapy, cognitive therapy and psychotherapy," said Jerrod Menz, A Better Tomorrow's president, adding that roughly a third of the world's addicts are genetically predisposed to addiction because of genetic causes involving the dysfunction of their dopamine receptors.

"This doesn't mean they will automatically become addicts," Menz continued. "It just means they are more susceptible to addictive behavior than the general population."

Clients who are interested in using GenRecovery (http://www.genrecovery.net) as part of their treatment may have their DNA tested first to determine if they are genetically predisposed to addictive behavior. Customized doses of GenRecovery can then be formulated to meet the patient's specific needs. A Better Tomorrow's GenRecovery program is supported by published studies demonstrating its effectiveness in reducing cravings, stress, and anxiety.

Murrieta, Calif.-based A Better Tomorrow Treatment Center Inc. is accredited by the Commission on Accreditation of Rehabilitation Facilities (CARF), placing it in the top 5 percent of drug and alcohol treatment centers in California.

Forterus, Inc. and its subsidiaries engage in diverse business activities, including thoroughbred breeding and racing, behavioral healthcare and finance. For more information on A Better Tomorrow or Forterus, please visit their respective websites at http://www.abttc.com and http://www.forterus.com.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains, and Forterus may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Forterus's and/or its subsidiaries control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

*These statements have not been evaluated by the U.S. Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Paul Howarth (888) 257-8345 ir@forterus.com

SOURCE Forterus, Inc.

http://www.forterus.com